EXECUTION COPY

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), dated as of July 10, 2014 (the "Effective Date"), is made by and among THOMSON REUTERS (MARKETS) LLC (“Thomson Reuters”), a Delaware limited liability company having an office at Three Times Square, New York, NY 10036 and Max Funds LLC ("Licensee"), having an office at 1350 Avenue of the Americas, 2nd Floor, New York, NY 10019.

WHEREAS, Thomson Reuters, together with affiliates or agents, as applicable, compiles, calculates, maintains and owns or licenses rights in and to the Thomson Reuters Venture Capital Index and the Thomson Reuters Venture Capital Research Index, and to the proprietary data contained therein (individually and collectively referred to as the "Index"); and

WHEREAS, Licensee wishes to use the Index as the underlying index of, or otherwise in connection with, the product(s) described in Exhibit A hereto (the "Product(s)"); and

WHEREAS, Licensee wishes to use Thomson Reuters’ names and the Index name (collectively, the "Marks") in connection with the issuance, marketing and/or promotion of the Product(s) under applicable law, rules and regulations in order to indicate that Thomson Reuters is the source of the Index; and

WHEREAS, Thomson Reuters wishes to license to Licensee the use of the Index and the Marks in connection with the Product(s) all in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.          Grant of License. Subject to the terms and conditions of this Agreement, Thomson Reuters hereby grants Licensee, its affiliates and, solely for use in connection with servicing the Product(s), any sub-adviser, fund administrator, custodian or other similar service provider that provides services in support of the management and operations of the Product(s) a non-transferable, non-exclusive limited license, with no right to sublicense, (i) to use, reproduce, distribute and publicly display the Index, in any form known or later developed (including print, electronic and digital formats), solely in connection with the development, issuance, management, marketing, promotion and sale of the Product(s) in the countries and regions described in Exhibit A (the “Territory”) and (ii) to use and refer to the Marks in connection with the development, issuance, management, marketing, promotion and sale of such Product(s) in the Territory and in connection with making such disclosure about the Product(s) as Licensee deems necessary or desirable under any applicable law, rules or regulations, but, in each case, only to the extent necessary to indicate the source of the Index and subject to Section 5. It is expressly agreed and understood by Licensee that no rights to use the Index or the Marks are granted hereunder other than those specifically described and expressly granted herein.

2.          Licensor Responsibilities.

(a)          Thomson Reuters shall promptly respond to any reasonable request for information by Licensee regarding the Index or Marks, and provide Licensee reasonable support in its marketing and educational efforts related to the Index and Product(s).

(b)          Thomson Reuters shall disclose to Licensee the identity of the equity components of the seven sectors reflected in the Index and the Index weightings of those components prior to or concurrent with any change in the composition of the Index, including, but not limited to, any rebalance of the Index.

(c)          Thomson Reuters shall promptly correct, or cause to be corrected, any errors made in the computation of the Index that are notified to Thomson Reuters by Licensee, provided that nothing in this Section 2(c) shall give Licensee the right to modify, or demand the modification of, the Index. During the Term (as defined below), Thomson Reuters will promptly notify Licensee and make prompt announcement of any change made to the components of the Index and any material change made to the method of calculating the Index.

(d)          Thomson Reuters shall publish, or cause to be published, on a daily basis information pertaining to the Index, including any announcements concerning non-routine changes to the components of the Index or the Index calculation methodology.

3.          Term and Termination.

(a)          This Agreement shall commence on the Effective Date and shall continue in effect until the third anniversary of the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term” and all Renewal Terms together with the Initial Term, collectively, the “Term”) until either party provides the other party with written notice of nonrenewal no later than thirty (30) days prior to the end of the then-current Renewal Term or Initial Term, as the case may be.

(b)          Any party shall have the right to terminate this Agreement at any time, for any reason or no reason, upon thirty (30) days prior written notice to the other party.

(c)          Any party shall have the right to terminate this Agreement upon written notice to the other party in the event of any material breach by such other party of its obligations under this Agreement, which material breach remains uncured for thirty (30) days following such breaching party's receipt of the non-breaching party’s notice thereof; provided, however, that if such breach relates to non-payment of fees owed hereunder, such fees must be paid within ten (10) days of receipt of notice of non-payment.

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4.          License Fees.

(a)          As consideration for the license granted under the Agreement with respect to the Product(s), Licensee shall pay to Thomson Reuters the fees ("License Fees") as set forth on Exhibit B hereto. Licensee shall pay the License Fees within ten business days after the end of the calendar quarter in which the License Fees were incurred. All amounts shall be paid in cash and shall be non-refundable. All amounts stated are net of any withholding taxes, such that the amounts due and payable to Thomson Reuters under this Agreement, after any applicable deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed, will not be less than the amounts set forth on Exhibit B. For the avoidance of doubt, no license fees will be incurred with respect to a Fund prior to the commencement of operations of that Fund.

(b)          Licensee shall deliver to Thomson Reuters, within ten business days after the end of each calendar quarter during the term hereof, a written report detailing, in respect of the closing date of such quarter, a list of each Product and the notional value of all outstanding shares or units (as applicable) of such Product as of the relevant quarter-end.

(c)          Thomson Reuters shall have the right, which may be exercised by Thomson Reuters or through its agents, no more than once per calendar year during the Term hereof, upon reasonable prior written notice to Licensee and during Licensee’s normal business hours, to audit on a confidential basis the relevant books and records of Licensee solely to the extent necessary to confirm the accuracy of any one or more calculations of License Fees. Thomson Reuters shall bear its own costs of any such audit unless it is determined that Thomson Reuters has been underpaid by 5% or more with respect to the payments being audited, in which case Thomson Reuters’ costs of such audit shall be paid by Licensee.

5.          Informational Materials Review.

(a)          Licensee shall use commercially reasonable efforts to protect the goodwill and reputation of the Index and of the Marks in connection with its use of the Marks under this Agreement.

(b)          Licensee shall submit to Thomson Reuters for its review and approval all copies of prospectuses, registration statements, advertisements, brochures, promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) relating to the Product(s) and that in any way use or refer to Thomson Reuters or the Index (the "Informational Materials"). Approval by Thomson Reuters hereunder shall not be unreasonably withheld or delayed. Once Informational Materials have been approved by Thomson Reuters, subsequent Informational Materials that do not alter the use or description of Thomson Reuters and the Index need not be submitted for review and approval by Thomson Reuters.

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(c)          In each item of Informational Material, Licensee shall use only the full name of the Index, and shall not use any abbreviation therefor.

6.          Proprietary Rights.

(a)          Licensee acknowledges that the Index is selected, coordinated, arranged and prepared by Thomson Reuters or its licensors through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Thomson Reuters or its licensors. Licensee also acknowledges that, as between Licensee and Thomson Reuters, the Marks are the exclusive property of Thomson Reuters its respective subsidiaries or affiliates or licensors, as the case may be, that such parties have and retain all proprietary rights therein (including, but not limited to, trademarks and copyrights) and that the Index and its compilation and composition and changes therein are in the control and sole discretion of Thomson Reuters or its licensors.

(b)          Thomson Reuters and its licensors reserve all rights with respect to the Index and the Marks except those expressly licensed to Licensee hereunder.

(c)          The following notice will appear at the foot of any list or table which reproduces in whole or substantial part the Index: "Copyright 201[ ]. Thomson Reuters or its affiliates. Used with permission."

7.          Warranties; Disclaimers: Indemnification.

(a)          Thomson Reuters represents and warrants that as of the date hereof Thomson Reuters or its affiliates own all right, title and interest in, or, to the extent not owned, have all necessary rights to use, the Marks and the Index and to grant the license to use the Marks and the Index to Licensee hereunder.

(b)          Licensee agrees expressly to be bound by, and furthermore to include, all of the following disclaimers and limitations in its Informational Materials and any contract(s) relating to the Product(s) and upon request to furnish a copy (copies) thereof to Thomson Reuters:

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“THE [NAME OF PRODUCT] (THE “PRODUCT”) IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THOMSON REUTERS (MARKETS) LLC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES (“THOMSON REUTERS”). THOMSON REUTERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE PRODUCT(S) OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE PRODUCT(S) PARTICULARLY OR THE ABILITY OF THE [INDEX NAME] INDEX (THE “INDEX”) TO TRACK GENERAL MARKET PERFORMANCE. THOMSON REUTERS’ ONLY RELATIONSHIP TO THE PRODUCTS(S) AND THE [LICENSEE NAME] (THE “LICENSEE”) IS THE LICENSING OF THE INDEX, WHICH IS DETERMINED, COMPOSED AND CALCULATED BY THOMSON REUTERS OR ITS LICENSORS WITHOUT REGARD TO THE LICENSEE OR THE PRODUCT(S). THOMSON REUTERS HAS NO OBLIGATION TO TAKE THE NEEDS OF THE LICENSEE OR THE OWNERS OF THE PRODUCT(S) INTO CONSIDERATION IN CONNECTION WITH THE FOREGOING. THOMSON REUTERS IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE PRODUCT(S) TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE PRODUCT(S) IS TO BE CONVERTED INTO CASH. THOMSON REUTERS HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT(S).

THOMSON REUTERS DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. THOMSON REUTERS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. THOMSON REUTERS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THOMSON REUTERS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of Thomson Reuters.

(c)          Licensee represents and warrants to Thomson Reuters, and Thomson Reuters represents and warrants to Licensee, that it has the authority to enter into this Agreement according to its terms.

(d)          Licensee represents and warrants to Thomson Reuters that the Product(s) shall at all times comply with the description of the Product(s) as set forth in the then-current registration statement for such Product(s) as filed with the U.S. Securities and Exchange Commission and shall not violate any of the investment restrictions set forth therein.

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(e)          Licensee represents and warrants to Thomson Reuters that the Product(s), in the form sold, licensed or other distributed by Licensee, shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

(f)          THOMSON REUTERS, ITS AFFILIATES, EMPLOYEES AND AGENTS, SHALL HAVE NO LIABILITY, CONTINGENT OR OTHERWISE, TO LICENSEE OR TO THIRD PARTIES, FOR THE ACCURACY, COMPLETENESS OR CURRENCY OF THE INDEX OR FOR DELAYS OR OMISSIONS THEREIN, OR FOR INTERRUPTIONS IN THE DELIVERY OF THE INDEX. IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) WHICH MAY BE INCURRED OR EXPERIENCED ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT DIMINISHING THE DISCLAIMERS AND LIMITATIONS SET FORTH IN THIS SECTION 7, IN NO EVENT SHALL THE CUMULATIVE LIABILITY OF A PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT EXCEED THE LICENSE FEES ACTUALLY PAID TO THOMSON REUTERS HEREUNDER FOR THE FULL CALENDAR YEAR IMMEDIATELY PRECEDING THE FINDING OF SUCH LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION 7(f), THE FOREGOING DISCLAIMER OF DAMAGES AND LIMITATION OF LIABILITY SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OR CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.

(g)          Licensee shall indemnify, protect, and hold harmless Thomson Reuters, its affiliates, employees, licensors and agents (each, a “Thomson Indemnitee”) from and against toy and all losses, liabilities, judgments, damages and costs (including reasonable attorneys’ fees) (collectively, “Losses”) incurred by a Thomson Indemnitee as a result of any suit, action, proceeding or claim initiated by a third party (“Claim”) resulting from or arising out of (i) Licensee’s failure to fulfill its obligations under this Agreement, or (ii) the use by Licensee of the Index or the Product(s); provided, however, that Licensee shall not be obligated to indemnify any Thomson Indemnitee for Losses or Claims pursuant to this Section 7(g) to the extent that such Losses or Claims are subject to indemnification by Thomson Reuters pursuant to Section 7(h).

(h)          Thomson Reuters shall indemnify, protect, and hold harmless Licensee and its affiliates, directors, officers, employees, agents, successors and assigns (each, a “Licensee Indemnitee”) from and against any and all Losses incurred by a Licensee Indemnitee as a result of any Claim resulting from or arising out of (i) Thomson Reuters’ material breach of its obligations under this Agreement, or (ii) any claim that the Index or any Mark infringes, misappropriates or otherwise violates the intellectual property rights of any third party.

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(i) The indemnified party agrees to promptly notify the party of any Claim in respect of which indemnity may be sought hereunder, which notice shall assert such indemnification claim and set forth in reasonable detail the basis for indemnification. The failure to so notify shall not relieve the indemnifying party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the indemnifying party. The indemnifying party shall be entitled to control the defense of any Claim and appoint lead counsel reasonably satisfactory to the indemnified party for such defense, in each case at its own expense. If the indemnifying party does not assume control of such defense, the indemnified party shall have the right to control such defense at the indemnifying party’s reasonable expense. The party not controlling such defense may participate therein at its own expense. The party controlling the defense shall keep the other party advised of the status of such Claim and the defense thereof. Each party shall cooperate in the defense of any Claim. The indemnified party shall not agree to any settlement of a Claim without the prior written consent of the indemnifying party. The indemnifying party shall obtain the prior written consent of the indemnified party before entering into any settlement of such Claim that does not release the indemnified party from all liabilities and obligations with respect to such Claim, imposes injunctive or other equitable relief against the indemnified party or involves an admission of fault or wrongdoing by the indemnified party.

8.          Confidentiality. Licensee acknowledges that it or its employees may in the course of performing their responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to Thomson Reuters or its affiliates or clients or to third parties to whom Thomson Reuters owes a duty of confidentiality. Any and all such non-public information of any form obtained by Licensee or its employees, including without limitation information related to the calculation of the Index, shall be deemed to be confidential and proprietary information of Thomson Reuters. Licensee agrees to hold such information in confidence and not to use or disclose such information for any purpose whatsoever other than as contemplated by this Agreement and to advise each of its employees who may be exposed to such proprietary and confidential information of their obligations hereunder. Notwithstanding anything to the contrary set forth herein, Licensee may disclose such confidential or proprietary information to the extent required by applicable law, subpoena or order of a governmental or regulatory agency, provided that Licensee furnishes Thomson Reuters with prompt written notice of such request so that the Thomson Reuters may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If Thomson Reuters. seeks such an order, Licensee will provide such commercially reasonable cooperation as Thomson Reuters reasonably requests at the expense of Thomson Reuters. Licensee agrees to furnish, disclose or describe only that portion of the confidential information which is legally required (in the opinion of its external counsel). The obligations of confidentiality and non-use set forth in this Section 8 shall not apply to information that: (a) is already in the possession of Licensee at the time of disclosure hereunder, as evidenced by Licensee’s internal records, (b) is or becomes generally available to the public through no breach of this Agreement by Licensee, (c) is obtained by Licensee from any third party not under an obligation of confidentiality to Thomson Reuters with respect to such disclosure, or (d) independently developed by Licensee without access to or use of such confidential or proprietary information.

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9.          No Promotion. Except as specifically provided herein, Licensee agrees that it will not, without the prior written consent of Thomson Reuters in each instance, (a) use in advertising, publicity, or otherwise the name of Thomson Reuters, or any affiliate of Thomson Reuters, or any employee of Thomson Reuters, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Thomson Reuters or its affiliates, or (b) represent, directly or indirectly, that any product or any service provided by Licensee has been approved or endorsed by Thomson Reuters.

10.          Force Maieure.         No party shall be liable or deemed to be in default for any delay or failure to perform under this Agreement or for interruption of the services resulting directly or indirectly from any cause beyond such party's reasonable control.

11.          General.

(a)          Licensee acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing and all other oral, written or other communications between them concerning this subject matter. This Agreement shall not be modified in any way except by a writing signed by both parties.

(b)          This Agreement may not be assigned by Licensee without the prior written consent of Thomson Reuters. Notwithstanding the foregoing, Licensee, upon notice to Thomson Reuters, may assign this Agreement to any affiliate of Licensee controlled by, controlling, or under common control with Licensee. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(d)          If any provision of the Agreement (or any portion thereof) shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

(e)          All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, by overnight delivery service, or by facsimile transmission to the address set forth below or such address as a party shall specify by a written notice to the other parties and (iii) deemed given upon receipt.

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Notice to Thomson Reuters:	Thomson Reuters (Markets) LLC
3 Times Square
New York, New York 10036
Attn: Zoe Spadideas
Global Head of Operations
Thomson Reuters Indices

Notice to Licensee:	Max Funds Advisors LLC
1350 Avenue of the Americas
2nd Floor
New York, NY 10019
Attn: Jonathan Krane
Chief Executive Officer
FAX:

(f)          The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

(g)          Licensee acknowledges that a breach of any provision of Section 8 of this Agreement may cause Thomson Reuters irreparable injury and damage and therefore may be enjoined through injunctive proceedings in addition to any other rights and remedies which may be available to Thomson Reuters at law or in equity. Licensee consents to jurisdiction in the courts located in the County of New York, State of New York for enforcement of this provision.

(h)          This Agreement and all matters relating to or arising under this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law, and any litigation arising out of or connected in any way with this Agreement shall take place in a state or Federal court of competent jurisdiction located in the County of New York, State of New York.

(i)          The following sections shall survive termination of this Agreement: 6, 7, 8, 9 and

(j)         Where a Product is traded in a currency other than U.S. dollars, the U.S. dollar equivalent, for purposes of Section 4 and Exhibit B hereunder, will be calculated using the applicable rate of exchange on the valuation date as reported in the Wall Street Journal.

[Remainder of page intentionally left blank; signatures follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MAX FUNDS LLC		THOMSON REUTERS (MARKETS) LLC

By:	/s/ Jonathan Krane	By:	/s/ John J. Menne	John J Menne, Head of
Customer Administration
Americas
Jonathan Krane, CEO				2014.07.11 16:32:22-05'00'
Name and Title		Name and Title

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EXHIBIT A (Exclusivity)

PRODUCTS

40 Act Mutual Funds

TERRITORY

1) United States

2) Canada

Right of First Refusal:

If Licensor receives a request from an interested party to launch a product in another territory other than the Territory (a “New Territory”); Licensee shall have the right to first refusal on exclusivity of the New Territory. If Licensee exercise its right of first refusal, Licensee will have 30 days from receiving notice about the New Territory from Thomson Reuters to execute an agreement with Thomson Reuters related to licensing of the Product within the New Territory, including all relevant exclusivity charges associated with the New Territory. If Licensee fails to execute an agreement with Thomson Reuters within 30 days of receiving Thomson Reuters notice or if Licensee waives its right of first refusal, then Thomson Reuters may enter a license agreement for the Product or any other Thomson Reuters Index with another party in the New Territory.

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EXHIBIT B

LICENSE FEES

Licensee shall pay Thomson Reuters the License Fees for the Product in accordance with the terms of this Exhibit B. The minimum License Fees owing by Licensee to Thomson Reuters under the Agreement shall be no less than $44,000 per year (the “Annual Minimum Fee”) and all License Fees shall be paid to Thomson Reuters on a quarterly basis, within 30 days of the end of each quarter. The quarterly License Fees owing by Licensee and paid to Thomson Reuters shall be the greater of: (i) $11,000 (representing one-quarter of the Annual Minimum Fee) and (ii) the applicable Basis Point Charge (as defined below). The Basis Point Charge shall be the License Fee owed by Licensee to Thomson Reuters that is calculated by multiplying Licensee’s average quarterly assets under management (AUM) by the applicable License Fee Rate (set forth in the chart below) and dividing the product by four (4).

Licensee Fee Rate per AUM

AUM	License Fee Rate per annum
$0 - $250 Mil	6.5bps
$251 Mil to $500Mil	4bps
Above $500+	3bps

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